                                                                      EXHIBIT 99

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
                        HOLLYWOOD PARK, INC.                    BOOMTOWN, INC.
                        1050 South Prairie Avenue               P.O. Box 399
                        Inglewood, CA  90301                    Verdi, NV  89439
                        TRADED:  NASDAQ:  HPRK                  TRADED:  NASDAQ:  BMTN


                        AT HOLLYWOOD PARK, INC.                 AT BOOMTOWN, INC.
                        R.D. Hubbard, Chairman & CEO            Timothy J. Parrott
                        G. Michael Finnigan, CFO &              Chairman & CEO
                        President, Sports and Entertainment     (702) 345-8680
                                (310) 419-1539
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
AT THE FINANCIAL RELATIONS BOARD
Jody Martin                           Steve Seiler                    Kathy Brunson            Sue Dooley
General Information                   Media Contact                   Investor Contact         Investor Contact
11611 San Vicente Blvd., #700         11611 San Vicente Blvd., #700   875 N. Michigan, #2250   180 Montgomery, #1050
Los Angeles, CA  90049                Los Angeles, CA  90049          Chicago, IL  60611       San Francisco, CA  94104
(310) 442-0599                        (310) 442-0599                  (312) 266-7800           (415) 986-1591
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FOR IMMEDIATE RELEASE
Wednesday, March 20, 1996

         HOLLYWOOD PARK, INC. AND BOOMTOWN, INC. ANNOUNCE MERGER PLAN

            MERGER CREATES DIVERSE GAMING, SPORTS AND ENTERTAINMENT
                     COMPANY WITH OPERATIONS IN SIX STATES


Inglewood, California, March 20, 1996 -- Hollywood Park, Inc. (Nasdaq: HPRK) and Reno, Nevada-based Boomtown, Inc. (Nasdaq: BMTN) today announced that they have entered into a Letter of Intent providing for the merger of Hollywood Park and Boomtown. If completed, this merger will result in Boomtown becoming a wholly-owned subsidiary of Hollywood Park, and will expand and diversify the merged Company's entertainment, sports and gaming operations to six states.

    Under the terms of the agreement, each share of Boomtown common stock will be converted into .625 shares of Hollywood Park common stock. The agreement additionally stipulates that, upon completion of the merger, the Company's 11-member Board of Directors will include four members of Boomtown's current Board of Directors.

    Completion of the merger is subject to the negotiation and execution of a definitive merger agreement, approvals from the Boards of Directors of both companies, as well as stockholder and regulatory approvals, among other contingencies. The transaction is expected to close in the fourth quarter of this year.

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     The combined Company will have five operating casinos -- the Hollywood
Park -Casino in California, Boomtown's Las Vegas and Reno casinos in Nevada, its Biloxi dockside casino in Mississippi, and the Westbank riverboat casino in Louisiana -- in addition to three race tracks -- the Company's flagship Hollywood Park Race Track in California, site of the 1997 Breeders' Cup/(R)/, Turf Paradise in Arizona and The Woodlands in Kansas. The Company will also be landlord for two additional California-based card club casinos expected to open in late 1996.

     About the transaction, R.D. Hubbard, Chief Executive Officer of Hollywood Park, stated, "This merger will be a landmark step in furthering our goal of making Hollywood Park a leading national gaming, sports and entertainment company and will afford our shareholders many benefits. Our goal is to combine two highly recognized entities into one stronger Company that has extensive expansion opportunities and management depth, particularly in the areas of marketing, corporate development and gaming operations management."

     "From a financial perspective, we are combining Hollywood Park's strong balance sheet with Boomtown's earnings potential," Mr. Hubbard added. "The diverse group of entertainment, sports and gaming properties and the synergy resulting from this merger are expected to give us greater access to capital for further expansion, including increasing room capacity at Boomtown's Reno property and additional property amenities at the New Orleans location. We will also be able to lower Boomtown's financing costs with an overall lower cost of capital."

     "The new Company will continue to pursue an active growth strategy," said Timothy J. Parrott, Chairman and Chief Executive Officer of Boomtown. "We believe this merger, when completed, will immediately allow us to begin planned expansion projects at our existing Boomtown properties, while it also enables us to participate in new ventures, such as our proposed joint venture with Hilton in Indiana. Additionally, we see an opportunity to encourage increased patronage at Boomtown's Nevada-based casino operations and Hollywood Park's California-based casino and racing operations through cross-marketing programs that take advantage of our compatible customer bases."

     Boomtown, Inc. is a gaming and entertainment Company that operates four highly themed "old west" casinos in the diverse gaming markets of Reno and Las Vegas, Nevada; Biloxi, Mississippi; and a riverboat operation in New Orleans, Louisiana.

     Hollywood Park, Inc., headquartered in Inglewood, California, is a gaming and entertainment holding company which owns and operates: the Hollywood Park Race Track, one of America's premier thoroughbred racing facilities; The Woodlands, a leading greyhound and thoroughbred racing facility located in Kansas City, Kansas; Turf Paradise, Inc., a premier thoroughbred racing facility in Phoenix, Arizona; and the Hollywood Park - Casino, one of California's finest card club casinos. Hollywood Park owns other attractions located on 380 acres near Los Angeles International Airport.

     For more information on Hollywood Park, Inc. via facsimile at no cost, call 1-800-PRO-INFO and dial company code 043.

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